CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED BYLAWS
OF
ENTRUST FINANCIAL SERVICES, INC.

     In accordance with Article XII of the Amended and Restated Bylaws (the “Bylaws”) of Entrust Financial Services, Inc., a Colorado corporation (the “Company”), the Board of Directors of the Company approved at a meeting, to amend and restate Article V, Section 2 of the Company’s Bylaws, to read in its entirety as follows:

     “Section 2.  Number and Qualifications. The Board of Directors shall consist of at least one (1) member, and not more than seven (7) members, as shall be designated by the Board of Directors from time to time, and in the absence of such designation, the Board of Directors shall consist of at least one (1) member. This number may be changed from time to time by resolution of the Board of Directors. However, no such change shall have the effect of reducing the number of members below one (1). Directors need not be residents of the State of Colorado or Shareholders of the Corporation. Directors shall be natural persons of the age of eighteen (18) years or older.”

     This Certificate of Amendment is effective as of August 4, 2005.

     IN WITNESS WHEREOF, the undersigned has executed this CERTIFICATE OF AMENDMENT as of August 4th, 2005.

ENTRUST FINANCIAL SERVICES, INC. By: ____________________________________________ Name: __________________________________________ Title:___________________________________________